Exhibit 99.2
Q3 2009 Earnings Call
05:30 PM October 29, 2009 ET
Operator: Good day, everyone and welcome to the TranS1 Inc. First Quarter 2009 Earnings Conference Call. Today’s conference is being recorded. At this time for opening remarks and introductions, I’d like to turn the conference over to Mr. Mark Klausner. Please go ahead, sir. Mark Klausner, Investor Relations
Thanks, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall, and the company’s Chief Financial Officer, Mike Luetkemeyer. If you don’t have a copy of our press release, you can find it in the Investor Relations section of our website www.trans1.com. Before we begin, I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available later today on our website and will be available for at least 30 days following the call. I would also like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of the risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall. Rick Randall, President and Chief Executive Officer
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s third quarter 2009 results. On today’s call, I will discuss some of the key highlights of the quarter and Mike will provide you with the details of our financial results and our updated 2009 guidance. I then would like to share with you some additional perspective on the key operating trends in our business after which we will take your questions.
Worldwide 729 TranS1 procedures were performed and we generated $6.9 million in revenue during the third quarter. As we previously announced, as a result of a challenging reimbursement environment these numbers were short of our expectations and guidance for the quarter. Despite our reimbursement challenges, we continued to make good progress operationally. We recently hosted our second annual Association of Pre-Sacral Spine Surgeons event where 80 surgeons shared information on long-term clinical results, techniques to minimize adverse events and the use of our device in broader applications such as complex spine cases.
We ended the quarter with 66 direct reps in the field and these reps had an average approximately 13 months on the job. We trained 46 physicians in the United States during the quarter and additionally as of quarter-end, had trained a total of 264 of our existing surgeon users on the two level procedure. Lastly, with regard to our next generation PNR product, we recently had our pre-IDE meeting with the FDA to begin discussing trial design in the United States. I would now like to turn the call over to Mike, to review our financial results.
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick. In the third quarter of 2009, we generated revenue of $6.9 million. As we previously announced this was lower than our third quarter guidance of 7.4 to $7.9 million and down sequentially by $1 million from the 7.9 million generated in the second quarter of 2009.

However, it does represent a 15% increase over the $6 million of revenue generated in the third quarter of 2008.
As we discussed on our October 6 call, revenue was negatively affected primarily by lower-than-expected U.S. case volume from established customers as a result of continued uncertainty in the market place surrounding AxiaLIF reimbursement.
For the third quarter of 2009, we generated 94% of our revenue or $6.5 million in the United States. In the comparable period in 2008, we generated 94% or $5.7 million of our revenue in the United States. During the third quarter of 2009, 606 procedures were performed in the United States, utilizing TranS1 products.
This represents a 9% increase over the 555 procedures performed in the third quarter of 2008. And a decrease of 65 procedures or 10% from the 671 procedures performed in the second quarter of 2009. Our average selling price in the United States for the third quarter of 2009 excluding standalone sales of our percutaneous facet screw system was $10,400.
This represents an increase of $600 over the comparable quarter of last year and a decrease of $300 from the second quarter of 2009.
The year-over-year increase in average selling price was primarily driven by the traction of our AxiaLIF 2 level product, which was introduced with a limited market release in the second quarter of 2008 followed by a full market release in the fourth quarter of 2008. For the third quarter 2009, 169 of the 606 AxiaLIF procedures performed in the United States or about 28%, were AxiaLIF 360 procedures and 138 or about 23% were AxiaLIF 2 level procedures.
For the third quarter of 2009, we generated revenue of $191,000 from the standalone sales of our percutaneous facet screw system compared with $203,000 for the third quarter of 2008. Gross margin was 80.2% for the third quarter of 2009 compared with 83.2% in the third quarter of 2008. We discontinued the 4 millimeter facet product in the third quarter of 2009 and recorded a related inventory obsolescence charge of $125,000. Excluding this charge, our gross margin for the quarter would have been 82%.
Turning to expenses, total operating expenses for the third quarter of 2009 were $11.2 million, an increase of $800,000 from $10.4 million for the third quarter of 2008. The increase in operating expenses was primarily the result of higher sales and marketing cost of $300,000 due to the continued expansion of our direct sales force and increased commissions as a result of increased sales. And a higher research and development cost of $500,000 due to an increase in project related spending.
Other and interest income, which primarily consists of interest income, was $54,000 in the third quarter of 2009. This compares to $589,000 in the third quarter of 2008. The significant decrease in the third quarter in other and interest income was primarily the result of rapidly falling interest rates are very conservative and liquid nature of our investment portfolio. And lower investment balances as our business continues to be in net cash user.
Our GAAP net loss for the third quarter was $5.6 million or $0.27 per share. On a non-GAAP basis adjusting for non-cash stock compensation charges of $613,000 in the quarter our net loss was $5 million or $0.24 per share. This compares to our previously issued guidance for the third quarter on a GAAP basis of a loss of 34 to $0.36 per share and on a non-GAAP basis of a loss of 29 to $0.31 per share.
At the end of the quarter, we had $61.3 million in cash, cash equivalents and short-term investments with no debt. Our operating cash burn for the third quarter defined as cash used in operating activities and investment in fixed assets was $5.2 million.
With regard to guidance, we anticipate revenue for the fourth quarter to be in the range of 6.7 to

$7.2 million and based on estimated shares outstanding for the quarter of approximately 20.6 million, the GAAP loss per share to be in the range of $0.34 to $0.36 and the non-GAAP loss per share to be in the range of $0.31 to $0.33.
For total year 2009, we now anticipate revenue to be in the range of 30.2 million to $30.7 million and based on estimated shares outstanding for the year of approximately 20.6 million, the GAAP loss per share to be in the range of $1.19 to $1.21 and the non-GAAP loss per share to be in the range of $1.5 to $1.7.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks Mike. Before we open the call up for questions, I’d like to spend a few minutes updating you on the reimbursement landscape and some key operating trends. We’ve spend a lot of time discussing reimbursement over the past few months and the uncertainty around physician reimbursement continues to impact our case volume and financial results.
We continue to be focused on both short and long-term strategies to address the uncertainty around reimbursement. Our first line to defense is our sales force and reimbursement team, who work with our surgeons, addressing pre-authorization denials or non-coverage decisions as they arise. We have recently hired three additional reimbursement specialists, which brings us to five reimbursement specialists in the field.
These specialists partner with our surgeons to help them determine the appropriate coding for our procedure and work to the payers appeal process to secure reimbursement.
We have seen some early success in this process and believe that when we get an audience with the payer that we have a strong case for reimbursement. These small victories are important as each positive decision gives our reps and their customers the confidence and incentive to appeal additional cases and makes it easier to secure payment for the next case.
In addition, we have proactively identified our most important local payers who have denied coverage and are attempting to educate them on our procedure and to secure reimbursement. In these cases we have sent out the — sent the Medical Director at the payer a letter and binder that contained information about our procedure including our FDA clearance, our 8,000 case experience, strong body of clinical evidence that supports our procedure and data on our procedures very favorable safety profile.
We then seek the schedule to meeting with the Medical Director in conjunction with our local surgeons to reinforce the fact that our procedure is not experimental and therefore should be reimbursed. We’ve made some progress in these discussions and our goal is to meet with our most important local payers over the next several months.
Longer-term, we are working with a various societies including NAS, SRS, AAOS and AANS/CNS to garner their support for a category one code for our procedure. Once we have the support of the societies, we will work with AMA to secure coverage under a category one code. As you know, this is a process that takes time, it is uncertain when we will receive a category one code.
Turning to surgeon training and education, I’m pleased to report that we hosted our second Annual Association of Pre-Sacral Spine Surgeon’s or APSS event recently in conjunction with the society of minimally invasive spine surgery meeting in Las Vegas. We had 80 surgeons in attendance with a good mix of experienced users, who have performing procedures over five years and newer users who have been performing procedures for less than two years.
The program had three primary areas of focus. One, a review of multi-center long-term clinical data. Two, a discussion of adverse events and how to continue to reduce these events and improve our already strong safety profile. And three, an overview on how AxiaLIF is being used effectively to treat broader clinical indication such as complex spine and instability. We had three colorectal surgeons in attendance at APSS to participate in the discussion on adverse events. We discussed with our users what we can do to either through education or technique to continue to reduce adverse events in particular bowel injury.
As a result of this focus, we’ve continued to see improvement in the instance of bowel injury in 2009. In fact, in the approximately 2,400 cases that have been performed in 2009, the rate of injury has been 0.38%. The clinical work performed over the last three years, indicates that AxiaLIF provides a unique solution to an unmet clinical need in complex spine cases. In these cases, rigid fixation at the base of the spine is particularly important and our AxiaLIF rod is proving capable of providing a stable base on which diffuse multiple higher levels.
Additionally, in the case of scoliosis revisions, the fact that we can access the base of the spine through a non-traditional access rod makes the revision surgeries safer and much less dramatic for the patient.
We believe the complex spine represents a real potential market opportunity and have consequently directed our sales force to target complex spine surgeon in addition to the surgeons who focus on the general of this disease.
Turning now to other operational matters, our direct sales force remains stable and we ended the quarter with 66 direct reps in the field. These reps had an average approximately 13 months on the job. Given the more challenging reimbursement environment, we are slowing the expansion of our sales force in the near-term to ensure that we are providing all necessary support to our current reps in the field.
We train 46 new physicians in the United States during the quarter on our products. New physician training was down as the result of the challenging reimbursement environment and our reps continued focus on working through reimbursement challenges with existing clients. We also trained additional surgeons on the two level procedure bringing the total trained to 264.
As of the end of the quarter, 60% of the surgeons who had been trained on the two level procedure had already completed their first case. We are continuing to see the AxiaLIF procedure discussed at major medical meetings, fourth quarter is a busy one for us with a number of major and specialty meetings, including one of our most important meetings NASS, which will take place in a few weeks. We will look forward to seeing those of you, who will be attending at our booth.
Finally, with regard to our next generation PNR product, I’m pleased to report that we had our pre-IDE meeting this week with the FDA. In this meeting, we had a chance to meet with the FDA for the first time and propose our thoughts on the design of the U.S. clinical study. I look forward to updating you on our progress as we continue dialog with the FDA and move this product towards the pivotal trial.
With that, I’d like to open the call up for questions. Operator?
Operator: Thank very much. Thank you, sir. [Operator Instructions] Our first question will come from Matt Miksic with Piper Jaffray.
Q — Matt Miksic
Hi, thanks guys for taking the question.

A — Rick Randall
Matt.
Q — Matt Miksic
So if you could talk Rick, a little bit about what as you put together fourth quarter guidance and then think about the business going forward. So what are you assuming now in terms of service stabilization or potential improvement listening to the process that you’re going through?
A — Rick Randall
Well, as we’re -as I mentioned in the call, as we worked through these denials and appeals they get a little bit easier over time as we establish a track record with success. So we hope that we stabilize this obviously there is still a great deal of noise in the market place. There is still a great deal of discussions at major meetings and a number of competitors or other surgeons mentioning their inability to get paid. So some successes are offset with new surgeons concerns but our hope is that we stabilize this and now we’re building a track record to gain cases as the — as we have success with the appeals.
At this point in time, the appeals we’ve had and most of the appeals now are happening upfront in the pre-authorization stage. We are at about a 75% success rate in being able to overturn a pre-off denial into a payment and a footnote to that when we do in most cases are able to overturn that with the category-three code, a little — kind of new launch related to how category-one codes and category-three codes are treated. The category-three code is not subject to a modifier. So when are able to overturn the appeal of a category-three code, we are actually paid at a higher rate than we were paid before with the ALF code. When a modifier was applied to it since the ALF was a lower paying code than some of the other code. So we have about a 75% success rate at this point in time and when they are one on appeal, we can actually get paid at a higher — the surgeons can get paid at a higher rate than they were paid in 2008.
Q — Matt Miksic
That’s the right way to think about it. You feel like you are stabilizing — you hope, you stabilize ahead into the fourth quarter, not to get too much into 2010. But the hope would be sort of get on the other side and then start making some sort of modest improvements sometime in 2010, this is all happening before — really before you’d have an opportunity to have a code, right?
A — Rick Randall
Right. Yeah. We’re — exactly that, Matt, I mean we want to see real evidence I mean, we feel we stabilize but we want to see continued evidence this is happening real time. It’s a very — as you know, we’ve discussed in the past; it’s a very competitive market there is a lot of folks vying for those cases. So I think that’s reflected in the guidance. Also as I mentioned, we’ve been spending a great deal of time, redirecting our sales force to a different call point. The scoliosis surgeon who in the past has been a maximally invasive surgeon. But as you know, you are at the SRS meeting.
There is a fairly significant win shift occurring in the treatment of scoliosis and that segment is moving more aggressively to minimally invasive techniques, on a relative basis to the way they treated those patients before and not only do lateral approaches help in that regard but the AxiaLIF also plays a very important role as I mentioned I think that’s a real unmet clinical need. So, this is a customer who before we never really gain much traction with to discuss minimally invasive fusion. But that’s now shifting coming off of SRS and we’ve added some users and this is a tighter group of folks, I mean they keep in touch with each other, they’re very close and so it starts with the proper training.
So our reps are comfortable in having their conversation, their faced with the conversion and we’ve had several webinars and we recently had, we split our sales force into two groups and brought them into in-depth training with scoliosis surgeons are working with them and we hope to see as we enter into — we move through Q4 and enter into the new year. We hope to see more of those users coming on board.
The significance there, Matt, is I think I mentioned in the last call, three weeks ago that when you treat complex spine there is multiple coding I mean it’s not unusual to have double-digit codes used in these operations. So that negative effect of a category-three code is just not felt there. There — these codes are so heavily modified that there is really no financial impact for three or four or five levels being treated with fusion. So the reimbursement issue is much less of an issue again with that surgeon.
A — Mike Luetkemeyer
Okay. And the alternative there might be normally degenerative alternative might be a TLF, it’s a — you have someone who is decided they’re worried about reimbursement, they can move to something else, not withstanding on the different clinical profile and all that. A deformity surgeon TLF is not so much an option maybe.
Q — Matt Miksic
Right.
A — Mike Luetkemeyer
You really want to then only a base at lowest level?
A — Rick Randall
That’s the base of the spine, I had dinner last evening in Cincinnati with a spine surgeon who performs almost exclusively these types of operations and he has been using the TranS1 approach since I think it was March or so of this year and he is one of our highest volume customers now. And that the value here is it, it really the only alternative is the base of the spine is to implant these iliac bolts, which is highly invasive. So to move to a lateral approach that minimizes the invasiveness of the operation only to anchor it at the base with a very large operation is just a complete mismatch of technique.
So, the TranS1 approach is — but — here is where we leverage kind of the unique bio-mechanics of this rod that’s placed like an intermedullary rod in a hip. The rod has the — it matches the bio-mechanics of these iliac bolts. So the experience that the surgeons have had led by Neel Anand, two plus years of data which he is now presenting at the major meetings is that the bolt — the rod holds up and they do not break down at L5-S1 and it’s a good base whether it’s a revision of an idiopathic scoliosis case, where 5-1 became a problem or as at the base of an adults scoliosis patient that the surgeon last night told me if he didn’t treat that patient with a robust structure, they could break down in just a few months. So, I mean, that is we need to take advantage of that and it starts again with redirecting the sales force, the training and then working marketing programs. We’d like to have actually a — we’re trying to schedule for in the not too distant future, a dedicated APSS meeting only for complex spine.
Q — Matt Miksic
One last just a question here in terms of putting that opportunity in the context on our path that is the size of this market something like we get around 20% of the spine market is deformity, how much of your business not again to get ahead ourselves you just started going after it. But overtime is that an opportunity either 5%, 10%, how big is that gap?
A — Mike Luetkemeyer
I — we haven’t really broken down those numbers. The numbers I do have Matt, is that and I just saw these numbers about two weeks ago, at a spine meeting. So I feel pretty comfortable with the numbers that currently, especially the adult scoliosis market, currently about 12% of the spine market is patients over sixty years of age and that would predominately the adult deformity market. And that’s where most of our cases are being performed today by these surgeons.
And then, that particular segment is growing at about 50% greater rate than the rest of the spine market. So it’s a — not only a 12% piece of the market, but it’s growing — it’s the fastest growing age segment. So every one of those cases is the potential if the surgeon believes that that’s where it’s going to breakdown and you need a minimally invasive robust alternative at L5-S1. So, we’ll probably as we get further into this forecast, but right now I’m not going to step out and creating forecast and so we start to see more momentum with new users in that marketplace.
Q — Matt Miksic
Great. That’s helpful. Thanks again for taking our questions.
A — Mike Luetkemeyer
Welcome.

Operator: We’ll move now to Michael Matson with Wells Fargo Securities.
Q — Michael Matson
Hi, I just had a quick question. I didn’t get the full number of surgeons trained for the quarter.
A — Mike Luetkemeyer
Yeah, hold on, Mike. New surgeons trained in Q3 were 46 and that...
Q — Michael Matson
46, okay and then...
A — Mike Luetkemeyer
Yeah, down sequentially.
Q — Michael Matson
Okay. And then, there were 264 of your existing surgeons that were trained on the — with this two level?
A — Mike Luetkemeyer
Yeah, that’s kind of a two-day training number, 264 of our existing customers have so far been trained on the two level and of that 264, 60% had already performed at least one two level procedure by the end of the quarter.
Q — Michael Matson
Okay, 64, sorry, 264 two-day from when you started training surgeons of year-to-date.
A — Mike Luetkemeyer
Yes. No, to date from the point where we started to train surgeons on the two-level.
Q — Michael Matson
Okay.
A — Mike Luetkemeyer
264 of our users have been trained. And about 158 of those have already performed a procedure.
Q — Michael Matson

Okay.
A — Mike Luetkemeyer
But too low.
Q — Michael Matson
And then just wondering, I understand the issues with the physician reimbursement, but it seems like we’re hearing that there is hospitals are just getting stricter about letting certain products in and also there is some effort out there I think to consolidate companies, vendors and move away from smaller companies and things like that. So have you had any difficulty all getting into new hospitals with your procedure, besides on the reimbursement issues obviously?
A — Rick Randall
Yeah, Mike. I’ll take that question and I’ll kind of add on a little bit within the same vain. We had not had any difficulty any increased difficulty at all getting into hospitals with our procedure mainly because I think hospitals now, I mean we’ve got the economic data to show them under that, this is where the reimbursement works in our favor that the hospital reimbursement. Again given the cost of this operation and the fact that most of our patients, if they are not discharged the same day of the operation, they go home typically the next morning unless it’s a complex case, even then they go home quicker than the open cases.
Just the economics, really play out for the surgeons to move to MIS and that obviously includes the TranS1 procedure. Now along the same line out though, I have seen recently more requests coming from hospitals for locking in pricing that frankly, we weren’t seen before. So, yes, there is consolidation, we haven’t been to my knowledge thrown out of any hospitals or any significant hospitals. And but we have seen more hospitals come back and not so much ask for discounts as they really want to lock in pricing for a forward period of time. And kind of within the framework of your question, that’s all I’ve really noticed in the last two or three months.
Q — Michael Matson
Okay. And then just a couple of questions on the PNR product, can you just remind us again, where you are at with that in Europe and I know that it’s even if you get it approved there sooner, it’s probably not going to be a huge driver, but just how many cases, if any have been done over there and preclinical, preclinical cases, I guess, if you will in connection to preclinical, but I mean...
A — Rick Randall
Pretty, preferable, yeah.
Q — Michael Matson

And then, what — when you think about designing that trial where would you really use for the control there, just because I know that other trials had some difficulty enrolling people when they are going up against fusion and being that it’s nucleus replaced and I’m not sure you could really go up against another disk or something like that. So...
A — Rick Randall
Well that’s a subject of our — of much of our discussion yesterday with FDA. And there is no resolution to that yet, we basically presented our case and heard their thoughts and the dialogue continues, which is kind of what we expected from the initial pre-IDE meeting. So, let’s go back to Europe, currently we’re at a in the feasibility study were about I think 16 patients have been treated at our single center in Holland.
We pause for a little bit where we’ve added up a different material to the sheet, we just went to a Polyurethane Sleeve and we’re doing the final testing on that as we speak and then we are ready to go back and continue enrolling the patients with that material. We think that, that material for FDA purposes not for the function of the device in Europe, but for FDA testing purposes will be a better material and we would like to include that in our clinical testing. So that’s the plan and we are looking to expand that — that feasibility trial as well as file before the end of the year for a CE mark.
Frankly I think what we’re really when we are going to learn this, the utility of this product would be after we’re able to get it into the marketplace in Europe given the array of other technologies of the Europeans have available that we do not have within our shores here in the United States.
From a controlled standpoint, yeah, it’s, it’s difficult as you know Michael total discs in the lumbar space is not a standard of care in this country. And nor is it reimbursed in general and so you know that FDA typically would like to see a standard of care treatment either conservative therapy as a control or some sort of an operation either fusion or — or a total disc and we think total disc and we think total disc is disqualified because it’s really not a standard of care here. So that kind of lead you to a fusion and in within that context probably some type of minimally invasive fusion.
So stay tuned this is kind of where the discussion is right now. And then obviously, we need to run the parameters of the study and then what percentage would be a control if we did have a surgical control versus conservative care control. So none of that’s been decided and that’s where the discussion lies at the moment.
Q — Michael Matson
Okay. Thanks a lot that’s all I have.
A — Mike Luetkemeyer
Thanks Mike.

Operator: We’ll move on to Doug Schenkel with Cowen.
Q — Doug Schenkel
Hey good afternoon.
A — Mike Luetkemeyer
Hi, Doug.
Q — Doug Schenkel
Do you think a revenue per procedure number an ASP of $10,000 other all other things stand equal it seem like you got is that’s free to assume that procedure volumes would decline by up to 50 sequentially, 25 at the mid-point recognizing there was probably some seasonality built into that as it turned out it looks like again using that same ASP that you lost about 100 procedure sequentially, obviously at this point it’s old news.
But what I think we haven’t really talked about is we’re specifically you guys did I mean was that pretty broad was it specific accounts and in those accounts how are things have been trending since the end of September?
A — Mike Luetkemeyer
Doug it’s fairly broad but there are regions that were hit harder than other regions and I really don’t know why that’s the case I think there maybe some regions where the surgeons are a little more in general aggressive in their coding or there maybe some regions where we have a stronger more experienced base line of surgeons who are using the technique. And are using it in a wider variety of patients.
The TLIF code that we have is a fairly narrow code that really contemplated a kind of a percutaneous approach to low back pain, and that’s where we really got hit the hardest where we mentioned this in the last call the AxiaLIF 360 procedure, which is typically the patient who has predominant or exclusive low-back pain and not a lot of leg pain and certainly not a lot of a instability to go along with it.
That’s where that code is the best fit. There are a lot of surgeons who have — in their practices moved well beyond that patient and they are treating spondylolisthesis, multi-level disease, where there is a great larger component of instability and of course the complex spine cases the deformity we talked about. When you analyze the code and surgeons are instructed to fit the procedure and the patients that they are treating to the specific codes that are available that T code is less of a good fit and other codes are probably a better fit. And we have even seen that on appeal we’ve been advised by insurance companies to use the unlisted code, because it’s a better fit or some other code. So I think that you have — you have some regions where the surgeons are more advanced with the technique and are probably less subject to being hit by this particular code.

A — Rick Randall
With that would it be fair to conclude based on what you just described that you’re holding up in regions where you have historically been stronger and more active.
A — Mike Luetkemeyer
I think that’s fair to conclude, yes now there are surgeons who despite all of that you know they just don’t want to deal with the T code they were, they were spooked by the T code and they just don’t want to go there and they don’t want to appeal, they want to maximize the revenue they are going to get per case. And even though we were strong with those surgeons, they stayed away from the surgery. But I think it’s in general fair to conclude that where our base was broader and more experienced and more diverse in the clinical indications for the technology, we were impacted less.
Q — Doug Schenkel
Okay. One other thing that I don’t think you talked about was the two level sequential decrease. If my model is correct and I’ve heard you guys correctly, it seems like you did — I think you did 175 two levels in the second quarter. You did 138, I believe in the third quarter. If those numbers are correct, in the past you’ve talked about two levels being less exposed to the reimbursement issue and given — it’s largely an access code. So could you just talk about what’s going on here and whether any of the reimbursement issues just because of the noise associated with them is, is actually impacting your volumes in two levels?
A — Mike Luetkemeyer
Doug, this is Mike. I’ll take that one. We actually had one two level doctor who is a heavy user of the two level technology that operates in multiple hospitals that ran up against a credentialing issue, a personal credentialing issue for this doctor in one of those hospitals and that caused us a loss of fully 17 of those cases from Q2 to Q3 on the two levels.
So, if you adjust for those 17 cases, the mix would have gone right back to where it was in the second quarter. Now, the absolute quantity of cases would have gone down, but the mix would have remained the same as a percentage of the total.
Now that doctor is still working through that credentialing issue. So it could still impact us some in the fourth quarter. But we expect that to be resolved and for that doctor to get back to the, to the kinds of volumes that he had before this issue surfaced.
Q — Doug Schenkel
Okay. And probably, the balance of that you would attribute to just normal seasonality?
A — Mike Luetkemeyer

I would attribute it to normal seasonality and the ongoing — I mean while the two level is impacted less by the reimbursement, uncertainty than, than the 360 for instance it’s still it is impacted. So there was some impact due to reimbursement, some impact due to seasonality and the lion share of the impact was specifically this one doctor that I talked about.
Q — Doug Schenkel
Okay. And then going back to you know my first question that’s a multi part question but, but one of the points or one of the things I was looking to hear was how things are trending this month. And I don’t know whether you can comment on that or maybe at a higher level, looks like just backing in to your guidance that you guys are guiding us to assume that procedures will be down again in the fourth quarter, is that the right way to think about it?
A — Mike Luetkemeyer
That really wasn’t the intent. The intent was to send you guys the message that while we did miss guidance in the third quarter that the business has stabilized, but it stabilized at a level that was lower than we anticipated when we gave third quarter guidance. And if you look at the dollars, the midpoint of the guidance that we gave today would be essentially flat in the fourth quarter with the third quarter.
Obviously, we’d love to do better than that but it’s early in the process of gaining ground on this. And right now, it kind of feels like we’re in hand-to-hand combat and it’s win one, lose one. So the intent was to give you guys the sense that we believe it stabilized, although at a lower level of case volume than we anticipated when we gave third quarter guidance. And we expect the fourth quarter to be essentially flat with the third quarter, and we’re hopeful that we can make some progress.
Q — Doug Schenkel
Okay, and then just two more. What percentage of surgeons — of active surgeons are covered by I guess the so-called important payers that you’re targeting or payers that have already been clearing surgeons [inaudible] from a reimbursement standpoint?
A — Mike Luetkemeyer
That’s what I don’t have in front of me.
Q — Doug Schenkel
Okay. I don’t know Rick, if you have a sense?
A — Rick Randall
No. We’ve never broken it down. I don’t know if we can get that data.

Q — Doug Schenkel
Okay.
A — Rick Randall
There are surgeons that they span across multiple payers.
Q — Doug Schenkel
Yes.
A — Rick Randall
And there are so many payors out there. It’s so regionalized. That would be a very difficult one to analyze.
Q — Doug Schenkel
Well, I mean that’s fair. I’m just trying to get out how the folks can get comfortable that things have stabilized, for that reason. You’ve got the ramping up, targeting payers in certain regions and you’re thinking things —
A — Rick Randall
We could — going forward, especially as we have these meetings, I mentioned the meetings with the medical directors where we’ve had some success when we’ve had it in the past and we just scheduled another one upcoming here, and we’re hoping to schedule more. The materials have only been out there for about three weeks now. So we’re in the process of scheduling those meetings. But I think that something as we have those conversations and you can work through them and hopefully get them kind of a positive decision in the way we can get the product or the technique reimbursed with those payers. Maybe we can look at breaking that down and looking at the coverage with the number of surgeons that would be affected as we work through those.
Q — Doug Schenkel
Okay. Yes, that’d be helpful. Last thing, I think your direct reps were down too sequentially. My guess is that you’re at least increasingly concerned maybe about losing some folks given the ongoing issues. Can you just talk about what’s going on there? Who — whether you’re concerned about losing maybe some of your top people, and where we go from here?
A — Rick Randall
Well, as you work through these difficult times, you’re always concerned and I mentioned as in the call last call, you’re always concerned that you have a stable sales force, especially the high performers. Now, we really didn’t have any unplanned turnover last quarter. The turnover we had was small but it was managed — I would call it managed turnover. It was lower performing territories that we put people on a plan and if they don’t work their way through that plan, then oftentimes they leave or we move them along.
So that’s pretty much what we had, but we’re staying tuned to this and we look towards further — we’re not expanding our sales force. So we’re looking to give our performers more territory, more ability in the face of the reimbursement challenges, more ability to drive personal revenue, as well as revenue for the company. So, yes, we are concerned but we’re managing through it.
Q — Doug Schenkel
Okay. Thanks for taking all the questions.
A — Rick Randall
Thank you.
Operator: Mr. Randall, there are no other questions at this time. I’ll turn the conference back to you.
Rick Randall, President and Chief Executive Officer
Okay. Well, thank you for taking the time today. And for those of you that are at NASS, please stop by the booth and meet some of our surgeons and some of the presentations. And we look forward to our next conversation. Thank you.
Operator: Again, that concludes our conference. We thank you for joining us.